PRESS RELEASE

EMCORE Announces Closing of the Acquisition of the L3Harris Space and Navigation Business for $5 Million

ALHAMBRA, CA, May 2, 2022 (GLOBE NEWSWIRE) -- EMCORE Corporation (Nasdaq: EMKR), a leading provider of advanced mixed-signal products that serve the aerospace & defense, communications, and sensing markets, announced today that it has completed the acquisition of the L3Harris (NYSE: LHX) Space and Navigation business for approximately $5 million in an all-cash transaction, subject to any net working capital adjustments.

The acquisition provides an immediate contribution of additional scale in this market and expands EMCORE’s inertial navigation product portfolio and addressable market with the addition of navigation and strategic grade gyro and inertial measurement unit products. EMCORE acquired all outstanding assets and liabilities of the L3Harris Space and Navigation business, including all L3Harris intellectual property rights primarily used in the Space and Navigation business, a 110,000 square foot leased production facility in Budd Lake, NJ, and associated production equipment.

In addition, the transaction creates partnership opportunities to expand EMCORE’s business with L3Harris, adding EMCORE as a preferred supplier to L3Harris divisions for future business opportunities and resulting in entry into a Master Supply Agreement for the BoRG (Booster Rate Gyro) and TAIMU (Tri-Axial Inertial Measurement Unit) launch vehicle programs.

”We are extremely pleased to welcome Space and Navigation’s expert team, strong brand, inertial technology, and important program wins, said Jeff Rittichier, President, and CEO of EMCORE. “This acquisition allows us to provide customers with an expanded product suite across the tactical, navigation, and strategic grade segments of the market, including the growing launch vehicle and space satellite markets.”

About EMCORE
EMCORE Corporation is a leading provider of advanced mixed-signal products that serve the aerospace & defense, communications, and sensing markets. Our best-in-class components and systems support a broad array of applications including navigation and inertial sensing, defense optoelectronics, broadband communications, optical sensing, and specialty chips for telecom and data center. We leverage industry-leading Quartz MEMS, Lithium Niobate, and Indium Phosphide chip-level technology to deliver state-of-the-art component and system-level products across our end-market applications. EMCORE has vertically-integrated manufacturing capability at its wafer fabrication facility in Alhambra, CA, and Quartz MEMS manufacturing facility in Concord, CA. Our manufacturing facilities maintain ISO 9001 quality management certification, and we are AS9100 aerospace quality certified at our facility in Concord. For further information about EMCORE, please visit http://www.emcore.com.

Forward-looking statements:
The information provided herein may include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include statements regarding the anticipated benefits, including anticipated revenue, of EMCORE’s acquisition of the Space and Navigation business from L3Harris Technologies, market trends and the anticipated relationship with L3Harris Technologies following the transaction. These forward-looking statements are based on management's current expectations, estimates, forecasts, and projections about EMCORE and are subject to risks and uncertainties that could cause actual results and events to differ materially from those stated in the forward-looking statements, including without limitation, the following: (a) uncertainties regarding the effects of the COVID-19 pandemic and the impact of measures intended to reduce its spread on our business and operations, which is evolving and beyond our control; (b) the rapidly evolving markets for the L3Harris Space and Navigation business and EMCORE's products and uncertainty regarding the development of these markets; (c) EMCORE's and the L3Harris Space and Navigation business’s historical dependence on sales to a limited number of customers and fluctuations in the mix of products and customers in any period; (d) delays and other difficulties in commercializing new products; (e) the failure of new products: (I) to perform as expected without material defects, (ii) to be manufactured at acceptable volumes, yields, and cost, (iii) to be qualified and accepted by our customers, and (iv) to successfully compete with products offered by our competitors; (f) uncertainties concerning the availability and cost of commodity materials and specialized product components that we do not make internally; (g) actions by competitors; (h) acquisition-related risks, including that (i) the revenues and net operating results obtained from the L3Harris Space and Navigation business may not meet our expectations, (ii) the costs and cash expenditures for integration of the L3Harris Space and Navigation business operations may be higher than expected, (iii) there could be losses and liabilities arising from the acquisition of the L3Harris Space and Navigation business that we will not be able to recover from any source, and (iv) we may not realize sufficient scale in our inertial navigation product line from the acquisition of the L3Harris Space and Navigation business and will need to take additional steps, including making additional acquisitions, to achieve our growth objectives for this product line and (i) other risks and uncertainties discussed under Item 1A - Risk Factors in our Annual Report on Form 10-K for the fiscal year ended September 30, 2021, as updated by our subsequent periodic reports. Forward-looking statements contained in this press release are made only as of the date hereof, and EMCORE undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

EMCORE Corporation

Tom Minichiello
Chief Financial Officer
(626) 293-3400
investor@emcore.com